Preliminary Pricing Supplement ARN-55 (To the Prospectus dated May 4, 2015, the Prospectus Supplement dated May 4, 2015, and the Product Supplement EQUITY INDICES ARN-2 dated June 25, 2015)	Subject to Completion Preliminary Pricing Supplement dated April 26, 2016	Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03
Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	April , 2016 May , 2016 April , 2019
*Subject to change based on the actual date the notes are priced for initial sale to the public (the "pricing date")

Notes Linked to the MSCI India Index

▪   Maturity of approximately three years

▪   2-to-1 upside exposure to increases in the Index, subject to a capped return of [36% to 40%]

▪   1-to-1 downside exposure to decreases in the Index, with 100% of your principal at risk

▪   All payments occur at maturity and are subject to the credit risk of Credit Suisse AG

▪   No periodic interest payments

▪   In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”

▪   Limited secondary market liquidity, with no exchange listing

▪   The notes are senior unsecured debt securities and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction

The notes are being issued by Credit Suisse AG (“Credit Suisse”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement EQUITY INDICES ARN-2.

The initial estimated value of the notes as of the pricing date is expected to be between $9.45 and $9.75 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-15 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$ 10.00	$
Underwriting discount(1)	$ 0.225	$
Proceeds, before expenses, to Credit Suisse	$ 9.775	$

(1)	For any purchase of 500,000 units or more in a single transaction by an individual investor or in combined transactions with the investor's household in this offering, the public offering price and the underwriting discount will be $9.950 per unit and $0.175 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

April , 2016

Notes Linked to the MSCI India Index, due April , 2019

Summary

The Notes Linked to the MSCI India Index, due April , 2019 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction and are not secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Credit Suisse. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the MSCI India Index (the “Index”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Capped Value) are based on the rate we are currently paying to borrow funds through the issuance of market-linked notes (our “internal funding rate”) and the economic terms of certain related hedging arrangements. Our internal funding rate for market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit rate”). This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. These costs will be effectively borne by you as an investor in the notes, and will be retained by us and MLPF&S or any of our respective affiliates in connection with our structuring and offering of the notes. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This range of estimated values reflects terms that are not yet fixed and was determined based on our valuation of the theoretical components of the notes in accordance with our pricing models. These include a theoretical bond component valued using our internal funding rate, and theoretical individual option components valued using mid-market pricing. You will not have any interest in, or rights to, the theoretical components we use to determine the estimated value of the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-15.

Terms of the Notes		Redemption Amount Determination
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch.	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately three years
Market Measure:	The MSCI India Index (Bloomberg symbol: "MSEUSIA"), a price return index
Starting Value:	The closing level of the Market Measure on the pricing date
Ending Value:	The average of the closing levels of the Market Measure on each scheduled calculation day occurring during the maturity valuation period. The calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-17 of product supplement EQUITY INDICES ARN-2.
Participation Rate:	200%
Capped Value:	[$13.60 to $14.00] per unit, which represents a return of [36% to 40%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Fees and Charges:	The underwriting discount of $0.225 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-15.
Joint Calculation Agents:	Credit Suisse International and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”),acting jointly.

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Notes Linked to the MSCI India Index, due April , 2019

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY INDICES ARN-2 dated June 25, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000095010315005032/dp57328_424b2-arn2.htm

▪	Prospectus supplement and prospectus dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES ARN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Credit Suisse.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪  You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.

▪  You are willing to risk a loss of principal and return if the Index decreases from the Starting Value to the Ending Value.

▪  You accept that the return on the notes will be capped.

▪  You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪  You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

▪  You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪  You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪  You believe that the Index will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪  You seek principal repayment or preservation of capital.

▪  You seek an uncapped return on your investment.

▪  You seek interest payments or other current income on your investment.

▪  You want to receive dividends or other distributions paid on the stocks included in the Index.

▪  You seek an investment for which there will be a liquid secondary market.

▪  You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

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Notes Linked to the MSCI India Index, due April , 2019

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

Notes

This graph reflects the returns on the notes, based on the Participation Rate of 200% and a Capped Value of $13.80 per unit (the midpoint of the Capped Value range of [$13.60 to $14.00]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.
See below table for a further illustration of the range of hypothetical payments at maturity.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value, and term of your investment.

The following table is based on a Starting Value of 100, the Participation Rate of 200% and a hypothetical Capped Value of $13.80 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.40	4.00%
105.00	5.00%	$11.00	10.00%
110.00	10.00%	$12.00	20.00%
119.00	19.00%	$13.80(2)	38.00%
120.00	20.00%	$13.80	38.00%
130.00	30.00%	$13.80	38.00%
140.00	40.00%	$13.80	38.00%
150.00	50.00%	$13.80	38.00%
160.00	60.00%	$13.80	38.00%

(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.

(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

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Notes Linked to the MSCI India Index, due April , 2019

Redemption Amount Calculation Examples

Example 1
The Ending Value is 90.00, or 90.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	90.00
		Redemption Amount per unit

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	110.00
		= $12.00 Redemption Amount per unit

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	130.00
		= $16.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $13.80 per unit

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Notes Linked to the MSCI India Index, due April , 2019

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY INDICES ARN-2 identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.

▪	The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our proprietary pricing models. These pricing models consider certain factors, such as our internal funding rate on the pricing date, interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect. Because our pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by us (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

▪	Our internal funding rate for market-linked notes is typically lower than our secondary market credit rates, as further described in “Structuring the Notes” on page TS-15. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be greater than if we had used our secondary market credit rates in valuing the notes.

▪	The public offering price you pay for the notes will exceed the initial estimated value. This is due to, among other transaction costs, the inclusion in the public offering price of the underwriting discount and the hedging related charge, as further described in “Structuring the Notes” on page TS-15.

▪	Assuming no change in market conditions or other relevant factors after the pricing date, the market value of your notes may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the inclusion in the public offering price of the underwriting discount and the hedging related charge and the internal funding rate we used in pricing the notes, as further described in “Structuring the Notes” on page TS-15. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the level of the Index, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. MLPF&S has advised us that any repurchases by them or their affiliates will be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups. If you sell your notes to a dealer other than MLPF&S in a secondary market transaction, the dealer may impose its own discount or commission. MLPF&S has also advised us that, at its discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. That higher price reflects costs that were included in the public offering price of the notes, and that higher price may also be initially used for account statements or otherwise. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪	Your return on the notes may be affected by exchange rate movements and factors affecting the international securities markets, specifically changes in India.

▪	Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in shares of companies included in the Index), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪	You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S or our respective affiliates may from time to time own securities of companies included in the Index, we, MLPF&S and our respective affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

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Notes Linked to the MSCI India Index, due April , 2019

▪	There may be potential conflicts of interest involving the calculation agents, one of which is our affiliate and one of which is MLPF&S. We have the right to appoint and remove the calculation agents.

▪	As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part.

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Material U.S. Federal Income Tax Considerations” below and “Material U.S. Federal Income Tax Considerations” beginning on page PS-26 of product supplement EQUITY INDICES ARN-2.

Additional Risk Factors

A limited number of Index Components may affect its level.

As of March 31, 2016, the top three index components constituted 26.95% of the total weight of the Index and the top six index components constituted 40.91% of the total weight of the Index. Any reduction in the market price of those securities is likely to have a substantial adverse impact on the level of the Index and the value of the notes.

There are risks associated with emerging markets.

An investment in the notes will involve risks not generally associated with investments which have no emerging market component.  In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal.  Many emerging markets suffer from underdevelopment of capital markets and tax regulation.  The risk of expropriation and nationalization remains a threat.  Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement EQUITY INDICES ARN-2 dated June 25, 2015.

A “Market Measure Business Day” means a day on which:

(A)	the National Stock Exchange, the Mumbai Stock Exchange and the Singapore International Monetary Exchange (or any successor to the foregoing exchanges) are open for trading; and

(B)	the Index or any successor thereto is calculated and published.

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Notes Linked to the MSCI India Index, due April , 2019

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI” or “Index sponsor”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of the Notes - Discontinuance of an Index” beginning on page PS-19 of product supplement EQUITY INDICES ARN-2. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index. The Index is reported by Bloomberg L.P. under the ticker symbol “MSEUSIA” and is published at the end of each trading day. The notes are not linked to the MSCI India Index (Bloomberg symbol: “MXIN”), which is composed of the same companies as the Index but denominated in Indian rupees and calculated on a real-time basis.

The MSCI India Index

The Index is a free-float adjusted market capitalization index that is designed to track the equity market performance of Indian securities listed on the National Stock Exchange of India and the Bombay Stock Exchange. The Index has a base date of December 31, 1992 and an initial value of 100, and is calculated daily in U.S. dollars. The closing prices of each of the securities included in the Index are calculated in Indian rupees using the official exchange closing prices or prices in the relevant market or markets. MSCI converts these closing prices into U.S. dollars using the exchange rates published by WM/Reuters at 4:00 P.M. London Time. As of March 31, 2016, the five largest sector weights were: Information Technology (22.31%), Financials (15.99%), Health Care (11.66%), Consumer Staples (11.28%), and Consumer Discretionary (11.13%). As of that date, the Index had 73 components.

The Index is part of the MSCI Equity Indices series and is an MSCI Global Investable Market Index, which is an index family within the MSCI International Equity Indices. MSCI aims to include in its indices 85% of the free float−adjusted market capitalization in each industry sector, within each country included in an index. The Index is classified as Emerging Markets (“EM”)

Index Methodology

MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size-segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size-segement within each market; and (vi) classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe

(i)	Identifying Eligible Equity Securities: all listed equity securities, including Real Estate Investment Trusts (“REITs”), are eligible for inclusion in the Equity Universe. Conversely, mutual funds, ETFs, equity derivatives and most investment trusts are not eligible for inclusion in the Equity Universe.

(ii)	Country Classification of Eligible Securities: each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in Developed Markets (“DM”) Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes.

The Global Investable Equity Universe is the aggregation of all Market Investable Equity Universes. The DM Investable Equity Universe is the aggregation of all the Market Investable Equity Universes for Developed Markets.

Some of the investability requirements referred to above are applied at the individual security level and some at the overall company level, represented by the aggregation of individual securities of the company. As such, the inclusion or exclusion of one security does not imply the automatic inclusion or exclusion of other securities of the same company.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

(i)	Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the sorted Equity Universe sorted in descending order by full market capitalization.

(ii)	Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

(iii)	Developed Market Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity measured by the twelve-month and three-month Annualized Traded Value Ratio (“ATVR”), and the three-month frequency of trading. The ATVR screens out extreme daily trading volumes, taking into account the free float-adjusted market capitalization size of securities. The 3-month frequency of trading is determined by dividing the number of days a security traded during a 3-month period by

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Notes Linked to the MSCI India Index, due April , 2019

the number of trading days within this period. The aim of the twelve-month and the three-month ATVR together with the three-month frequency of trading is to select securities with a sound long and short-term liquidity. A minimum liquidity level of 20% of 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of a Developed Market. In instances when a security does not meet the above criteria, the security will be represented by a relevant liquid eligible depositary receipt if it is trading in the same geographical region. Depositary receipts are deemed liquid if they meet all the above mentioned criteria for twelve-month ATVR, three-month ATVR and three-month frequency of trading.

(iv)	Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the Index’s ability to fully and fairly represent the characteristics of the underlying market.

(v)	Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Index outside of a Quarterly or Semi-Annual Index Review.

(vi)	Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a Market Investable Equity Universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size-Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large + Mid + Small)

•	Standard Index (Large + Mid)

•	Large Cap Index

•	Mid Cap Index

•	Small Cap Index

Creating the Size-Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size-segment; (ii) determining the Global Minimum Size Range for each size-segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the Size-Segments; and (v) applying Final Size-Segment investability requirements and index continuity rules. The Index is a Standard Index.

Index Continuity Rules for the Index

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a Developed Market Standard Index and a minimum number of three constituents will be maintained for an Emerging Market Standard Index.

If after the application of the index construction methodology, a Developed Market Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float- adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent index reviews, if after the application of the index maintenance methodology a Standard Index contains less than five securities in a Developed Market or three securities in an Emerging Market, then the remaining securities are selected for inclusion in the Standard Index using the following process:

•	The securities included in the updated Market Investable Equity Universe are identified

•	These securities are ranked by descending free float-adjusted market capitalization, however in order to increase index stability the free float-adjusted market capitalization of the securities included in the Standard Index prior to the index review is multiplied by a factor of 1.5

•	The securities are added to the Standard Index in order to reach five constituents for a Developed Market or three for an Emerging Market in the ranking order determined in the step above

When the Index Continuity Rule is in effect, the Market Size-Segment Cutoff is set at 0.5 times the Global Minimum Size Reference for the Standard Index rather than the full market capitalization of the smallest company in that market’s Standard Index.

Classifying Securities under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this

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end, MSCI has designed, in conjunction with Standard & Poor’s, the Global Industry Classification Standard (“GICS”). As of April 2016, the GICS consisted of 10 sectors, 24 industry groups, 67 industries, and 156 sub-industries. Under the GICS, each company is assigned uniquely to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS. Please refer to “Background on GICS®” below for further information.

Maintenance of the Index

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:

(i)	Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size-Segment Indices which include:

•	updating the indices on the basis of a fully refreshed Equity Universe;

•	taking buffer rules into consideration for migration of securities across size-segments and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size-Segment Indices.

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size-Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size-Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

QIRs are designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to migration to another Size-Segment Index, addition of significant new investable companies, deletion of companies due to low liquidity and changes in FIFs and in NOS. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size-segment.

(iii)	Ongoing event-related changes. Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Client Announcement Policy

The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

All changes resulting from corporate events are announced prior to their implementation.

The changes are typically announced at least ten business days prior to these changes becoming effective in the indices as “expected” announcements, or as “undetermined” announcements, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices provided that all necessary public information concerning the event is available.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of secondary offerings representing at least 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both primary equity offerings and secondary offerings for U.S. securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation.

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Notes Linked to the MSCI India Index, due April , 2019

Calculation of the MSCI Indices

The MSCI Indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, today’s index level is obtained by applying the change in the market performance to the previous period index level.

The index levels are calculated as follows:

Price Index LevelUSDt = Price Index Level USDt-1 *	Index Adjusted Market Cap USDt Index Initial Market Cap USDt
Price Index Level Localt = Price Index Level Localt-1 *	Index Adjusted Market Cap For Localt Index Initial Market Cap USDt

Where:

•	Price Index Level USDt-1 is the Price Index level in USD at time t-1

•	Index Adjusted Market Cap USDt is the Adjusted Market Capitalization of the index in USD at time t

•	Index Initial Market Cap USDt is the Initial Market Capitalization of the index in USD at time t

•	Price Index Level Localt-1 is the Price Index level in local currency at time t-1

•	Index Adjusted Market Cap For Localt is the Adjusted Market Capitalization of the index in USD converted using FX rate as of t-1 and used for local currency index at time t

The Index Market Capitalization is calculated as follows:

Index Adjusted Market Cap USDt =

Σ sεl,t	End of Day Number of Sharest-1 * Price Per Sharet * Inclusion Factort * PAFt FXratet

Index Adjusted Market Cap For Localt =

Σ sεl,t	(	End of Day Number of Sharest-1 * Price Per Sharet * Inclusion Factort * PAFt FXratet-1	*	ICIt ICIt-1)

Index Initial Market Cap USDt =

Σ sεl,t	End of Day Number of Sharest-1 * Price Per Sharet-1 * Inclusion Factort FXratet-1

Where:

•	End of Day Number Of Sharest-1 is the number of shares of security at the end of day t-1.

•	Price Per Sharet is the price per share of security s at time t.

•	Price Per Sharet-1 is the price per share of security s at time t-1.

•	Inclusion Factort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor, Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

•	PAFt is the Price Adjustment Factor of security s at time t. The Price Adjustment Factor (the “PAF”) is needed to ensure historical price comparability. This factor often accounts for assets that contribute to the index performance for a day, such as rights offerings, spun-off companies or extraordinary dividends.

•	FXratet is the FX rate of the price currency of security s vs USD at time t. It is the value of 1 USD in foreign currency.

•	FXratet-1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•	ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira − ICI = 1,000,000).

•	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Note: The only difference in the formulas between U.S. dollars and local currency indices calculation is that the same exchange rate is used in the numerator and denominator for local currency, which means that there is no impact of currency change in the performance. Time variant exchange rates are used for the U.S. dollars calculation.

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Notes Linked to the MSCI India Index, due April , 2019

Since the component securities are converted into U.S. dollars for purposes of calculating the value of the Index, the Index will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the component securities trade will result in an increase in the level of the Index. Conversely, if the U.S. dollar strengthens against such currencies, the level of the Index will decrease. Fluctuations in currency exchange rates can have a continuing impact on the level of the Index. The return on an index composed of the component securities of the Index where the closing price is not converted into U.S. dollars can be significantly different from the return on the Index, which is converted into U.S. dollars.

Corporate Events

When a corporate event affects securities from different size-segments, countries or regions leading to several possible implementations, MSCI generally adopts the most global point of view to implement the event, provided that at least one security involved in the event is a constituent of the MSCI Indices. MSCI reserves the right to use a different approach when appropriate. Any implementation decisions related to such cases are announced to clients prior to the change becoming effective in the Index.

Mergers and Acquisitions. As a general principle, MSCI implements M&As as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI will determine the most appropriate implementation method and announce it prior to the changes becoming effective in the Index.

Tender Offers. In tender offers, the acquired or merging security is generally deleted from the Index at the end of the initial offer period, when the offer is likely to be successful and/or if the free float of the security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the security’s free float has been substantially reduced, if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals, market perception of the transaction, official preliminary results, if any, and other additional conditions for the offer.

If a security is deleted from the Index, the security will not be reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It may be reconsidered for index inclusion at the following regularly scheduled index review.

Late Announcements of Completion of Mergers and Acquisitions. When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes. Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs. On the ex-date of a spin-off, a PAF is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. If appropriate, MSCI may link the price history of the spun-off security to a security of the parent company. In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float.

When the spun-off security does not trade on the ex-date, a PAF is applied to the price of the parent entity and a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included in the Index as of the close of the ex-date and is maintained until the spun-off security begins trading, and is deleted thereafter. Generally, the value of the detached security is equal to the difference between the cum price and the ex price of the parent security. The treatment of the spun-off entity remains the same as under the general treatment. In certain cases where the spun-off security is not trading on the ex-date and its market capitalization is estimated to be very small or there is a risk that the market price of the parent entity could potentially increase on the ex-date, the impact of the event on the parent security’s market capitalization may be considered as negligible. In those situations, as the detached security cannot have a negative value and to avoid neutralizing the performance of the parent entity on the ex-date of the event, MSCI may decide not to add the detached security. Instead, MSCI would apply a PAF of 1 to the market price of the parent entity on the ex-date of the event. In addition, the spun-off security, once it starts trading on the market, would not be included in the Index at the time of the event.

Corporate Actions. Corporate actions such as splits, stock dividends and rights issues, which affect the price of a security, require a price adjustment. In general, the price adjustment factor (PAF) is applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the cum date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed and the changes in number of shares and FIF, if any, are reflected as of the close of the ex-date. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI will generally not implement any pending number of shares and/or free float updates

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Notes Linked to the MSCI India Index, due April , 2019

simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be generally implemented on the day the security resumes trading.

Share Placements and Offerings. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing at least 5% of the security’s number of shares are generally implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are implemented at the next regularly scheduled Index Review following the completion of the event. Secondary offerings involve the distribution of existing shares of current shareholders in a listed company and are usually pre-announced by a company or by a company’s shareholders and open for public subscription during a pre-determined period. For public secondary offerings of existing constituents representing at least 5% of the security’s number of shares, where possible, MSCI will announce these changes and reflect them shortly after the results of the subscription are known. Secondary public offerings that, given lack of sufficient notice, were not reflected immediately will be implemented at the following regularly scheduled Index Review.

Debt-to-Equity Swaps. In general, large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent Foreign Inclusion Factor (“FIF”) and/or Domestic Inclusion Factor (“DIF”) changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. In general, shares issued in debt-to-equity swaps are assumed to be issued to strategic investors. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented at a regularly scheduled Index Review.

Suspensions, Delistings and Bankruptcies. MSCI will remove from the Index as soon as practicable companies that file for bankruptcy or for protection from their creditors and/or are suspended and for which a return to normal business activity and trading is unlikely to occur in the future. MSCI will treat in the same way companies that fail stock exchange listing requirements and are to be delisted. When the primary exchange price is not available, MSCI will delete securities at an over-the-counter or equivalent market price when such a price is available and deemed relevant. If no over-the-counter or equivalent price is available, the security will be deleted at the smallest price (unit or fraction of the currency) at which a security can trade on a given exchange. For securities that are suspended, MSCI will carry forward the market price prior to the suspension during the suspension period.

Background on GICS®

The GICS is a global standard, developed jointly in 1999 by Standard & Poor’s Financial Services LLC (“S&P”) and MSCI, to categorize companies by their business. It currently consists of 10 sectors, 24 industry groups, 67 industries and 156 sub-industries, as part of a four-tiered, hierarchical classification system. Companies are classified according to their “principal business activity.” Revenues are a significant factor in determining principal business activity, although earnings and market perception are also considered important. If a company’s subsidiary files separate financials to its reporting government agency, then the subsidiary will be considered a separate entity and classified independently under the GICS methodology. A GICS code will change whenever there is a major corporate action that redefines a company’s primary line of business. At a minimum, companies are reviewed annually to ensure that they have not redefined their lines of business through a series of smaller events.

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Notes Linked to the MSCI India Index, due April , 2019

The following graph shows the daily historical performance of the Index in the period from January 1, 2008 through April 19, 2016. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 19, 2016, the closing level of the Index was 454.863.

Historical Performance of the Index

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index.

License Agreement

We have entered into an agreement with MSCI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Index, which is owned and published by MSCI, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied to the owners of the notes, or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Index to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of the Index. The Index is determined, composed and calculated by MSCI without regard to the issuer of the notes. MSCI has no obligation to take the needs of the issuer of the notes, or the owners of the notes, into consideration in determining, composing or calculating the Index. MSCI is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Neither MSCI nor any other party has an obligation or liability to owners of these notes in connection with the administration, marketing or trading of the notes.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE INDEX FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS AND COUNTERPARTIES, OWNERS OF THE PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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Notes Linked to the MSCI India Index, due April , 2019

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S has advised us as follows: They or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. MLPF&S has informed us that at MLPF&S’s discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

MLPF&S has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a MLPF&S account, the value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do; and that estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. Any such price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Credit Suisse or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill Lynch financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

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Notes Linked to the MSCI India Index, due April , 2019

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, the internal funding rate we use in pricing market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be higher than if the initial estimated value was based our secondary market credit rates.

Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to ARNs” beginning on page PS-6 and “Supplemental Use of Proceeds and Hedging” on page PS-15 of product supplement EQUITY INDICES ARN-2.

Material U.S. Federal Income Tax Considerations

The following discussion is a brief summary of material U.S. federal income tax consequences relating to an investment in the notes. The following summary is not complete and is qualified and supplemented by, or in some cases supplements, the discussion under the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page PS-26 of product supplement EQUITY INDICES ARN-2, which you should carefully review prior to investing in the notes.

If the notes are treated as prepaid financial contracts, a U.S. Holder (as defined in the accompanying product supplement) should generally recognize gain or loss upon the sale, exchange or maturity of its notes in an amount equal to the difference between the amount realized at such time and the U.S. Holder’s tax basis in its notes (generally the amount paid for the notes). Such gain or loss generally should be long-term capital gain or loss if the notes have been held for more than one year. For notes with a term of one year or less, such gain or loss will be short-term capital gain or loss.

However, even if the agreed-upon tax characterization of the notes were upheld, it is possible that the IRS could assert that a reconstitution or rebalancing (together, a “Rebalancing”) of the Market Measure is a significant modification of the notes due to an exercise of discretion with respect to the Rebalancing and, therefore, a taxable event to you.  If the IRS were to prevail in treating any Rebalancing of the Market Measure as a taxable event, you would recognize capital gain or, possibly, loss on the notes on the date of such Rebalancing to the extent of the difference between the fair market value of the notes and your adjusted basis in the notes at that time. Such gain or loss generally would be short-term capital gain or loss.

Notes Held Through Foreign Entities

Pursuant to regulations and IRS Notice 2015-66, and subject to the exceptions described in “Material U.S. Federal Income Tax Considerations—Notes Held Through Foreign Entities” in the accompanying product supplement, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than certain gross proceeds and certain payments made with respect to a “preexisting obligation,” as defined in the regulations), (ii) payments of certain gross proceeds with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made after the later of December 31, 2018, or the date that final regulations defining the term “foreign passthru payment” are published.

Non-U.S. Holders Generally

The following replaces the discussion of Substitute Dividend and Dividend Equivalent Payments in the accompanying product supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.”

The Treasury Department has issued regulations under Code section 871(m) which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the regulations refer to as “specified ELIs” or “specified NPCs”, as applicable) that are owned by Non-U.S. Holders.  However, the regulations do not apply to “specified ELIs” or “specified NPCs” issued prior to January 1, 2017; accordingly, Non-U.S. Holders of the notes will not be subject to tax under Code section 871(m).

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Notes Linked to the MSCI India Index, due April , 2019

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

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